As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Illinois	36-3873352
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

727 North Bank Lane Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

Wintrust Financial Corporation Employee Stock Purchase Plan

(Full title of the plan)

Lisa J. Pattis

Executive Vice President, General Counsel, and Corporate Secretary

727 North Bank Lane

Lake Forest, Illinois 60045

(847) 615-4096

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Pran Jha

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	300,000 shares (1)	$36.64 (2)	$10,992,000 (2)	$1,259.68 (2)

(1)	Reflects shares of common stock, no par value per share (the “Common Stock”), of Wintrust Financial Corporation, an Illinois corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Wintrust Financial Corporation Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $36.64 per share represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on August 8, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 29, 2012;

(2) The Registrant’s quarterly report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 9, 2012;

(3) The Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2012, filed with the Commission on August 9, 2012;

(4) The Registrant’s current reports on Form 8-K, filed with the Commission on March 19, 2012 and May 25, 2012; and

(5) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-21923), filed with the Commission on January 3, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities being registered hereby has been passed on by Lisa J. Pattis, Esq., the Registrant’s Executive Vice President, General Counsel, and Corporate Secretary. Ms. Pattis will be eligible to participate in the Plan. Ms. Pattis beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Article NINTH of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VI of the Registrant’s Amended and Restated By-Laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.

The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers (collectively, the “Indemnification Agreements”), which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement. The Indemnification Agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.

The Registrant has obtained Directors’ and Officers’ liability insurance. The policy provides for $70 million in coverage including prior acts dating to the Registrant’s inception and liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, state of Illinois, on July 31, 2012.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Lisa J. Pattis
Lisa J. Pattis
Executive Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Lisa J. Pattis, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Peter D. Crist	Chairman of the Board of Directors	July 31, 2012
Peter D. Crist

/s/ Edward J. Wehmer	President, Chief Executive Officer and Director	July 31, 2012
Edward J. Wehmer	(Principal Executive Officer)

/s/ David L. Stoehr	Executive Vice President and Chief Financial Officer	July 31, 2012
David L. Stoehr	(Principal Financial and Accounting Officer)

/s/ Bruce K. Crowther	Director	July 31, 2012
Bruce K. Crowther

/s/ Joseph F. Damico	Director	July 31, 2012
Joseph F. Damico

/s/ Bert A. Getz, Jr.	Director	July 31, 2012
Bert A. Getz, Jr.

/s/ H. Patrick Hackett, Jr.	Director	July 31, 2012
H. Patrick Hackett, Jr.

/s/ Scott K. Heitmann	Director	July 31, 2012
Scott K. Heitmann

/s/ Charles H. James III	Director	July 31, 2012
Charles H. James III

/s/ Albin F. Moschner	Director	July 31, 2012
Albin F. Moschner

/s/ Thomas J. Neis	Director	July 31, 2012
Thomas J. Neis

/s/ Christopher J. Perry	Director	July 31, 2012
Christopher J. Perry

/s/ Ingrid S. Stafford	Director	July 31, 2012
Ingrid S. Stafford

/s/ Sheila G. Talton	Director	July 31, 2012
Sheila G. Talton

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Wintrust Financial Corporation Employee Stock Purchase Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2012)

5.1**	Opinion of Lisa J. Pattis, Esq.

23.1**	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1)

24.1**	Power of Attorney (contained in signature page to this Registration Statement)

*	Previously filed with the Commission and incorporated herein by reference.
**	Filed herewith